Exhibit 3.3

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Sec. 183.0202 Wis. Stats.

State of Wisconsin

Department of Financial Institutions

ARTICLES OF ORGANIZATION - LIMITED LIABILITY COMPANY

Executed by the undersigned for the purpose of forming a Wisconsin Limited Liability Company under Chapter 183 of the Wisconsin Statutes:

Article 1.	Name of the limited liability company:
Quad/Graphics Marketing, LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent:
Andrew Schiesl

Article 4.	Street address of the initial registered office:
N61 W23044 Harry’s Way
Sussex, WI53089
United States of America

Article 5.	Management of the limited liability company shall be vested in:
A member or members

Article 6.	Name and complete address of each organizer:
Andrew Schiesl
N61 W23044 Harry’s Way
Sussex, WI53089
United States of America

Other Information.	This document was drafted by:
Amy McNallie

Organizer Signature:
Andrew Schiesl